Exhibit 6.1

Management Agreement with RADD Capital Management, LLC

1. PARTIES

This Management Agreement ("Management Agreement") is made between RAD Diversified Land REIT, Inc., hereinafter "RADD America," a Maryland corporation having its principal place of business at 5404 Cypress Center Dr., Suite #320 , Tampa, Florida 33609, and RADD Capital Management, LLC, hereinafter “Manager,” a Florida Limited Liability Company having its principal place of business at 5404 Cypress Center Dr., Suite #320 Tampa, FL 33609. RADD America and Manager are sometimes referred to, individually, as a "Party" and are, collectively, referred to as "Parties." RADD America is sometimes referred to as the "Company" or the "Corporation."

WHEREAS, RADD America is an organized Maryland Corporation formed to acquire, reposition, renovate, lease and manage income-producing single-family residential, multi-family residential, mixed-use residential and commercial properties, new construction and income producing farms in select markets in the United States (“RADD America Portfolio”);

WHEREAS, Manager shall be directed by the President of RADD America and shall report to RADD America's Board of Directors;

WHEREAS, several of the Manager's principals also serve as members of RADD America's Board of Directors;

WHEREAS, Manager is authorized to make all investment decisions in Manager's sole discretion, subject to periodic review by RADD America's Board of Directors (the “Board of Directors”);

WHEREAS, for the avoidance of confusion, Manager's and RADD America's operations will be controlled by many of the same people authorized to make all investment and business decisions; and,

WHEREAS, Manager will provide all necessary personnel, services and resources necessary for the Manager to perform its obligations and responsibilities described herein in for compensation as set forth in this Management Agreement.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, RADD America and the Manager hereby agree as follows:

2. MANAGEMENT OF RAD:

2.1 Services. During the term of this Management Agreement, the Manager shall perform the following services (“Management Services”):

2.1.1 conduct day-to-day operations of RADD America;

Management Agreement with RADD Capital Management, LLC

2.1.2 research and analyze investment opportunities;

2.1.3 invest in investment opportunities;

2.1.4 reposition and renovate real estate investment opportunities; and,

2.1.5 lease and manage real estate acquired as investments.

2.2 Manager's Authority. RADD America hereby grants Manager the authority to make all necessary investment acquisition, investment management, investment rehabilitation, and business decisions in Manager's sole discretion.

2.3 Limit on Manager's Authority. Manager shall not cause RADD America to violate RADD America's Bylaws, applicable federal and state securities law, the provisions of RADD America's Regulation A filings with the Securities and Exchange Commission (SEC), as updated from time to time, or applicable tax laws.

2.4 Term and Termination.

2.4.1 This Management Agreement shall commence on the date hereof and remain in full force and effect until terminated by mutual written consent.

2.4.2 A Party may terminate this Management Agreement immediately upon written notice to the other party if the non-terminating party:

2.4.2.1 becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 60 days thereafter;

2.4.2.2 makes an assignment for the benefit of creditors; or,

2.4.2.3 breaches any material obligation under this Management Agreement and fails to cure such breach within 30 days after delivery of notice thereof by the non-defaulting party.

2.5 Management Compensation.

2.5.1 Asset Management Fee. Beginning in the first calendar quarter of 2023, the Manager will receive a quarterly asset management fee (“Asset Management Fee”), payable in arrears, equal to an annualized rate of two (2.00%) per cent of RAD’s combined net asset value (“NAV”). RADD America’s NAV value equals (i) the fair market value of all of RADD America’s assets, as determined by the Board of Directors, less (ii) the fair market value of all RADD America’s liabilities. The Asset Management Fee is payable on a quarterly basis. The Asset Management Fee compensates the Manager for performing the Management Services. The Asset Management Fee is paid regardless of the RADD America Portfolio’s performance. Actual amounts are dependent upon the offering proceeds raised (and any leverage employed by RADD America) and the results of the operations and changes to the NAV.

Management Agreement with RADD Capital Management, LLC

2.5.2 Performance Fee. RADD America shall pay to the Manager an annual performance fee of twenty (20%) per cent of the increase in the NAV that is not otherwise deemed attributable to capital raised by RADD America from investors as a result of any Regulation A or other securities offering (“Performance Fee”). The Performance Fee is based on the RADD America Portfolio’s performance. The Performance Fee compensates the Manager based on the increase in the NAV and is not guaranteed.

2.6 Conflict of Interest. RADD America acknowledges that Manager’s principals will continue to manage other investment funds and REITs during the term of this Management Agreement.

2.7 Reports. Manager shall submit the following quarterly reports to RADD America (“Manager Reports”) so that RADD America's Board of Directors will stay informed of Manager's activities and performance. All Manager Reports shall remain the confidential information of Manager, and RADD America shall protect this confidential information with the same level of care as it affords its own confidential information. Any Manager Report shall be subject to the confidential information requirements set forth in Section 4.1 hereinafter.

2.7.1 Report Due Dates. Manager Reports will be due 30 days after the end of a quarter. A Manager Report is deemed submitted when delivered to a designated recipient as specified in Section 6.12 hereinafter.

2.7.2 Real Estate Report. In the Real Estate Report, the Manager shall detail all real estate currently held by RADD America, which real estate holdings are currently under rehabilitation, and which real estate holdings are currently being leased as well as the length and amount of the lease.

2.7.3 Asset Report. In the Asset Report, the Manager shall detail any non-real estate assets currently held by RADD America.

2.8 Cooperation with Compliance Requirements. Manager shall use its commercially reasonable best efforts to help RADD America comply with all applicable accounting rules and controls, auditing requirements, tax laws and regulations, and securities laws and regulations.

3. REPRESENTATIONS AND WARRANTIES:

3.1 RADD America Representations and Warranties. RADD America hereby represents and warrants to the Manager as follows:

3.1.1 RADD America is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. RADD America has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

Management Agreement with RADD Capital Management, LLC

3.1.2 The execution and delivery by RADD America of this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by RADD America of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of RADD America and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of RADD America or any other organizational document of RADD America.

3.1.3 This Management Agreement has been duly executed and delivered by RADD America and constitutes the legal, valid and binding obligations of RADD America, enforceable against RADD America in accordance with its terms, except as the enforceability hereof may be limited by:

3.1.3.1 applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; or,

3.1.3.2 applicable equitable principles (whether considered in a proceeding at law or in equity).

3.2 Manager Representations and Warranties. The Manager hereby represents and warrants to RADD America as follows:

3.2.1 The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida. The Manager has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

3.2.2 The execution and delivery by the Manager of this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Manager of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of the Manager and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of the Manager or any other organizational document of the Manager.

3.2.3 This Management Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability hereof may be limited by:

3.2.3.1 applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; or,

Management Agreement with RADD Capital Management, LLC

3.2.3.2 applicable equitable principles (whether considered in a proceeding at law or in equity).

4. CONFIDENTIAL INFORMATION:

4.1 Manager acknowledges that the information and knowledge obtained in the course of its performance of the services in Section 2.1 et. seq. relating to the Management Services (the "Confidential Information") are of a confidential nature. Manager shall, and shall ensure that its employees, use commercially reasonable efforts to take all actions necessary and appropriate to preserve the confidentiality of the Confidential Information and prevent:

4.1.1 the disclosure of the Confidential Information to any person other than employees of Manager who have a need to know of it in order to perform their duties hereunder; and,

4.1.2 the use of the Confidential Information other than in connection with the performance of the Management Services.

4.2 Section 4.1 et seq. shall not apply to Confidential Information that:

4.2.1 has been disclosed to the public by the Manager;

4.2.2 otherwise entered the public domain through lawful means;

4.2.3 was or is disclosed to Manager by a third party and which to the knowledge of Manager, after investigation, is not subject to an obligation of confidentiality to Manager;

4.2.4 was known by Manager prior to its receipt from the RADD America;

4.2.5 was developed by Manager independently of any disclosures previously made by RADD America; or,

4.2.6 is required to be disclosed by Manager in connection with any judicial, administrative or other governmental proceeding involving the Manager, or RADD America, or any of their affiliates or employees (whether or not such proceeding involves third parties) relating to the Manager Services in Section 2.1 et. seq. or this Management Agreement, provided that Manager first give written detailed notice thereof to the RADD America as soon as possible prior to such disclosure, unless notice would be unlawful.

5. LIMITATION OF LIABILITY; INDEMNIFICATION:

5.1 Limitation of Liability. The Manager assumes no responsibility under this Management Agreement other than to render the Management Services in good faith. Manager and its affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, attorneys, accountants, auditors, and any person providing advisory or sub-advisory services to Manager (“Management Persons”), will not be liable to RADD America or RADD America 's stockholders, partners or members for any acts or omissions by any such Management Person (including errors that may result from simple negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with, and pursuant to, this Management Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

Management Agreement with RADD Capital Management, LLC

5.2 Manager Indemnification. The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless RADD America, its affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, attorneys, accountants, auditors,  and any person providing advisory or sub-advisory services to RADD America (each, a "RADD Indemnified Party"), of, and from, any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and amounts reasonably paid in settlement) (collectively "Losses") incurred by the RADD Indemnified Party in, or by reason of, any pending, threatened or completed action, suit, investigation or other proceeding arising from any acts or omissions of the Manager performed in accordance with the provisions of this Management Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such RADD Indemnified Party under this Management Agreement.

5.3 RADD Indemnification. RADD America shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, attorneys, accountants, auditors, and any person providing advisory or sub-advisory services to RADD America (each, a "Manager Indemnified Party" and, together with a RADD Indemnified Party, an "Indemnified Party"), of, and from, any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and amounts reasonably paid in settlement) (collectively "Losses") incurred by the Manager Indemnified Party in, or by reason of, any pending, threatened or completed action, suit, investigation or other proceeding arising from any acts or omissions of RADD America performed in accordance with the provisions of this Management Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Management Agreement.

5.4 Indemnification Notice. In case any such claim, suit, action or proceeding (a "Claim") is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the other party (the “Indemnifying Party”); provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the Indemnifying Party.

Upon receipt of such notice of Claim , the Indemnifying Party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. The Indemnified Party may elect to conduct the defense of the Claim, if:

Management Agreement with RADD Capital Management, LLC

5.4.1 the Indemnified Party reasonably determines that the conduct of its defense by the Indemnifying Party could be materially prejudicial to the Indemnified Party’s interests,

5.4.2 the Indemnifying Party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the Indemnifying Party assumes such defense), or,

5.4.3 the Indemnifying party shall have failed, in such Indemnified Party's reasonable judgment, to defend the Claim in good faith.

5.5 Settlement of Indemnified Claim. The Indemnifying Party may settle any Claim against such Indemnified Party without such Indemnified Party's consent, provided, that:

5.5.1 such settlement is without any Losses whatsoever to the Indemnified Party;

5.5.2 the settlement does not include or require any admission of liability or culpability by the Indemnified Party, and,

5.5.3 the Indemnifying Party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim.

5.6 Cooperation. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If the Indemnified Party is entitled, pursuant to this Section 5, to elect to defend such Claim by counsel of its own choosing and so elects, then the Indemnifying Party shall be responsible for any good faith settlement of such Claim entered into by the Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 5.

5.7 No Fiduciary Duties. RADD America acknowledges that the duties owed by the Manager to RADD America are contractual in nature and governed by the terms of this Management Agreement, and that the Manager shall owe no fiduciary duties to the RADD America or its members.

5.8 Survival. The provisions of this Section 5 shall survive the expiration or earlier termination of this Management Agreement.

Management Agreement with RADD Capital Management, LLC

6. FORM OF AGREEMENT:

6.1 Effective Date. This Management Agreement is deemed to be effective as of the last date of signing of this Management Agreement by the Parties.

6.2 Entire Agreement. The Parties expressly understand and agree that this Management Agreement contains the entire agreement between the Parties with respect to the subject matter of this Management Agreement and that all prior representations, warranties, or agreements relating to this subject matter have been merged into, and are thus superseded in totality by, this Management Agreement. This Management Agreement may be amended only by a written instrument signed by the duly authorized representatives of both Parties.

6.3 No Waiver. A waiver by one Party of a breach or default of this Management Agreement by the other Party shall not be construed or deemed to be a waiver of any other or concurrent or succeeding breach or default of this Management Agreement by such Party or any other Party. No waiver of a condition in, or under, this Management Agreement shall be valid unless set forth expressly in a writing signed by the Party making the waiver and for whose benefit the condition or obligation exists.

6.4 Successors and Assigns. Neither this Management Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Party, and any such unauthorized assignment or transfer will be void. This Management Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

6.5 Severability. The Parties agree that, if any part, term, or provision of this Management Agreement shall be found illegal, in conflict with any valid controlling law, or otherwise unenforceable, the validity of the remaining provisions shall not be affected thereby.

6.6 Survivability. All obligations under this Management Agreement, as executed by the Parties, shall continue according to the terms set forth herein.

6.7 Headings. The headings for the Sections set forth in this Management Agreement are strictly for the convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Management Agreement.

6.8 Counterparts. This Management Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page.

Management Agreement with RADD Capital Management, LLC

6.9 Images of Original. The Parties stipulate that a photo static copy, a scanned image or an image received by facsimile or by email of any executed original shall be admissible in evidence for all purposes in any proceeding as between the Parties.

6.10 Authority to Sign. Those signing this Management Agreement represent and warrant that they are authorized to execute this Management Agreement, in the case of RADD America, in a representative capacity, and, in the case of Manager, in a representative capacity.

6.11 Confidentiality. The Parties agree to maintain the terms of this Management Agreement in strict confidence.

6.12 Notice. Any notice required to be given under this Management Agreement shall be effective upon mailing by United States Postal Service, Express Mail and shall be directed to a Party as follows:

If to RADD America:

Brandon Dutch Mendenhall

5404 Cypress Center Dr

Suite #320

Tampa, Florida 33609

If to Manager:

Brandon Dutch Mendenhall

5404 Cypress Center Dr

Suite #320

Tampa, Florida 33609

7. LAW AND FORUM

7.1 Governing Law. This Management Agreement, and the rights and liabilities of the Parties with respect to this Management Agreement and its subject matter, shall be governed by the laws of the State of Florida, without application of its conflict of laws rules.

7.2 Forum. Any dispute arising out of, or relating to. this Management Agreement shall be heard in the United States federal courts, initially in the U.S. District Court for the Southern District of Florida. If the federal court cannot acquire jurisdiction, then any dispute shall only be resolved by the courts of the State of Florida, initially in Hillsborough County.

[SIGNATURE PAGE FOLLOWS]

Management Agreement with RADD Capital Management, LLC

IN WITNESS WHEREOF, each of the Parties hereto has executed this Management Agreement,

FOR RAD Diversified Land REIT, Inc.
WITNESS my hand and signature on this	12/20/2022

By:	/s/ Brandon Dutch Mendenhall
Brandon Dutch Mendenhall
Its:	President

FOR RADD Capital Management, LLC
WITNESS my hand and signature on this	12/20/2022

By:	/s/ Brandon Dutch Mendenhall
Brandon Dutch Mendenhall
Its:	Authorized Managing-Member